Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, FEBRUARY 18, 2010 Contact: David Vander Ploeg Executive VP and CFO 920-882-5854	Mark Fleming Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS THIRD QUARTER AND NINE-MONTH RESULTS

o	Third quarter earnings per share (EPS) improves 22% or $0.27 over the prior year
o	Gross profit margin improves 550 basis points; SG&A declines $8.3 million
o	Debt reduced by $60 million; cash position increased $22 million
o	Revenue and EPS guidance updated; free cash flow guidance confirmed

Greenville, WI, February 18, 2010—School Specialty (NASDAQ:SCHS) today reported fiscal 2010 third quarter and year-to-date financial results. While revenue for the third quarter of fiscal 2010 declined to $103.1 million, compared with $121.7 million in the prior year’s third quarter, continued gross margin improvements, operational efficiencies, cost reductions and lower interest expense led to a $4.9 million improvement in the company’s third quarter net loss compared to the same period last year. Net loss in the seasonally slow third quarter this year was $18.5 million compared to last year’s net loss of $23.4 million. The quarter’s loss per share improved to $0.98, as compared to $1.25 per share loss in fiscal 2009.

Free cash flow was $87.2 million for the nine-month period, reflecting tighter inventory controls, improved accounts receivable collections and low capital spending. The company also continued to strengthen its balance sheet, reducing total debt by approximately $60 million over the past 12 months, and increasing its quarter-end cash balance by more than $22 million.

“We achieved improved year-over-year earnings per share in excess of 20 percent in the third quarter due to the exceptional efforts of our associates in driving efficiencies, controlling costs and strengthening our balance sheet,” said Chief Executive Officer David J. Vander Zanden. “The reduction in our third quarter revenue reflects a continuing difficult school spending environment, particularly in furniture. However, I’m very encouraged by the progress in our Intervention category, where the acquisition of AutoSkill has brought us a major new business win in Texas, as well as other promising growth opportunities for its reading and math software programs. While sales in our supplies and supplemental categories have been modestly lower due to school budget issues, the furniture and school construction sector continued to be the most impacted by budget cuts and major project delays. We expect that the recovery in furniture will be slow, especially for the portion of the business tied to projects. In spite of these challenges, our associates continue to make important progress in consolidating functions, and streamlining how we reach and serve our customers. In addition to creating customer benefits, we are achieving permanent cost reductions that are supporting our current profitability, while preparing us for future growth.”

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Third Quarter Financial Results

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Revenue for the third quarter was $103.1 million, compared with $121.7 million in last year’s third quarter. The decrease was primarily related to the Educational Resources segment, which experienced a $14.7 million revenue decline. The general economic conditions have continued to affect school spending levels, particularly in the furniture product lines. Additional revenue in the quarter that related to the acquisition of AutoSkill International was offset by the revenue decline attributable to the divestiture of School Specialty Publishing.

•

Gross profit was $42.4 million compared with $43.3 million in last year’s third quarter. Consolidated gross margin improved 550 basis points to 41.1 percent. The improvement was primarily due to favorable product mix, particularly within the Publishing segment, and continued margin expansion within the Educational Resources segment related to product pricing and costing initiatives begun last year. The absence of promotions within the Science unit that reduced gross margin in the prior year’s third quarter also contributed to the increase.

•

Selling, general and administrative (SG&A) expenses declined $8.3 million to $65.0 million compared with the prior year’s $73.3 million. A majority of the decline is related to the company’s cost-reduction efforts over the past 12 months. SG&A as a percent of revenue in the third quarter was 63.1 percent, compared with the prior year’s 60.2 percent.

•	Operating loss for the third quarter improved to $22.6 million compared with a loss of $30.0 million for the same period last year.

•

Third quarter net interest expense and other expense declined $0.5 million to $7.5 million from $8.0 million in last year’s third quarter. This decline was attributable to a reduction in average quarterly debt balances of approximately $90 million, which includes the elimination of an accounts receivable securitization program in fiscal 2009. The current quarter included non-cash interest expense of $3.3 million as compared to $3.0 million in last year’s third quarter, as a result of the company adopting FASB ASC Topic 470-20 regarding new accounting rules for convertible debt.

•

Net loss in the third quarter of fiscal 2010 was $18.5 million ($0.98 per share) compared with last year’s third quarter net loss of $23.4 million ($1.25 per share). Both periods included non-cash charges related to convertible debt accounting, which increased the third quarter loss per share by $0.11 in fiscal 2010 and $0.10 in fiscal 2009. Fiscal 2010 diluted EPS has been reduced by $0.01 for the company’s share of the net loss from its minority interest in Carson-Dellosa Publishing, LLC, which was formed during the third quarter. The company’s minority interest was obtained through a contribution of publishing unit assets, including cash.

Nine-Month Financial Results

•

Revenue for the first nine months fiscal 2010 was $779.6 million compared with $890.8 million in the same period last year. The reduction is primarily due to spending reductions by schools, and the expected $21 million decline in state science adoption revenue.

•

Year-to-date gross profit was $328.3 million compared with $366.4 million in the first nine months of last year. Gross margin improved 100 basis points to 42.1 percent. The improvement was due primarily to product pricing and successful vendor costing initiatives.

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SG&A expenses declined $34.7 million in the first nine months of the year to $239.7 million compared with $274.4 million in the first nine months of fiscal 2009. As a percent of sales, year-to-date SG&A declined 10 basis points to 30.7 percent. Cost reductions resulting from operational consolidations, improved supply chain management and various expense controls all contributed to the year-over-year decline.

•

Year-to-date operating income was $88.6 million, compared with operating income of $92.0 million in the same period last year. Improved gross margin and SG&A leverage resulted in a 110 basis point improvement in operating margin to 11.4 percent for the first nine months of fiscal 2010, compared to 10.3 percent for the same period last year.

•

Net interest expense and other expense for fiscal 2010’s first nine months declined $2.4 million to $22.8 million from $25.2 million in the same period last year. This decline was attributable to a reduction in average debt balances of approximately $100 million, which includes the elimination of an accounts receivable securitization program in fiscal 2009. The current year included non-cash interest expense of $9.7 million compared to $8.9 million last year, as a result of the company’s adoption of the new accounting rules for convertible debt.

•

Net income for the first nine months of fiscal 2010 was $39.6 million ($2.09 per diluted share) compared with $40.3 million ($2.13 per diluted share) for the first nine months of fiscal 2009. Both periods included non-cash charges related to convertible debt accounting, which reduced nine-month diluted EPS by $0.31 this year and $0.29 in fiscal 2009. Fiscal 2010 diluted EPS has been reduced by $0.01 for the company’s share of the net loss from its minority interest in Carson-Dellosa Publishing, LLC.

Outlook

School Specialty is updating its fiscal 2010 guidance for revenue and earnings per share, and confirming its previously issued guidance for free cash flow. The company is reducing its revenue guidance from $915 million to $940 million to a range of $895 million to $910 million. This revenue range includes a projected $22 million decline in curriculum adoption revenue and an approximate $8 million decline due to the net effect of the divestiture of School Specialty Publishing and the acquisition of AutoSkill International, Inc. The projected diluted earnings per share range has been narrowed to $1.40 to $1.54 from the previous range of $1.40 to $1.60 per diluted share. As with the previous guidance, these figures include a $0.42 non-cash charge for adoption of the new convertible debt accounting rules, and one-time integration costs of $0.06 to $0.08 per diluted share from acquisition and divestiture activity. The company is confirming the free cash flow range of $70 million to $80 million ($3.71 to $4.24 per diluted share), which excludes the $11.7 million purchase price of the AutoSkill acquisition announced in the second quarter.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2010 third quarter financial results. The conference call begins today, February 18, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investors section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

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About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 25, 2009, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	January 23, 2010	(As Adjusted)* January 24, 2009	January 23, 2010	(As Adjusted)* January 24, 2009
Revenues	$103,126	$121,710	$779,639	$890,810
Cost of revenues	60,708	78,411	451,325	524,392

Gross profit	42,418	43,299	328,314	366,418
Selling, general and administrative expenses	65,009	73,283	239,706	274,389

Operating income	(22,591)	(29,984)	88,608	92,029

Other (income) expense:
Interest expense	7,527	7,343	22,827	22,698
Interest income	(22)	(102)	(33)	(322)
Other	—	714	—	2,803

Income before provision for income taxes	(30,096)	(37,939)	65,814	66,850
Provision for income taxes	(11,886)	(14,498)	25,998	26,516

Income (loss) from continuing operations before income taxes and income (loss) from investment in unconsolidated affiliate	$(18,210)	$(23,441)	$39,816	$40,334

Equity in (losses) earnings of unconsolidated affiliate, net of tax	(241)	—	(241)	—

Net income	$(18,451)	$(23,441)	$39,575	$40,334

Weighted average shares outstanding:
Basic	18,849	18,788	18,838	18,804
Diluted	18,849	18,788	18,901	18,927

Net Income Per Share:
Basic	$(0.98)	$(1.25)	$2.10	$2.14
Diluted	$(0.98)	$(1.25)	$2.09	$2.13

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	January 23, 2010	(As Adjusted from Audited Statements)* April 25, 2009	(As Adjusted)* January 24, 2009
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,459	$1,871	$1,258
Accounts receivable	92,894	103,683	65,220
Inventories	89,844	127,108	132,615
Deferred catalog costs	10,619	15,537	19,435
Prepaid expenses and other current assets	9,113	17,347	17,911
Refundable income taxes	—	1,566	—
Deferred taxes	9,805	9,805	16,232

Total current assets	235,734	276,917	252,671
Property, plant and equipment, net	65,332	70,183	70,379
Goodwill	536,975	532,318	530,960
Intangible assets, net	167,449	168,082	170,134
Other	28,019	27,551	28,056
Investment in unconsolidated affiliate	29,046	—	—

Total assets	$1,062,555	$1,075,051	$1,052,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$131,013	$127,071	$125,807
Accounts payable	25,145	56,786	47,295
Accrued compensation	9,915	12,821	14,223
Deferred revenue	5,141	4,254	3,645
Accrued income taxes	7,837	—	7,043
Other accrued liabilities	26,718	28,231	32,008

Total current liabilities	205,769	229,163	230,021
Long-term debt - less current maturities	197,935	244,586	204,008
Deferred taxes	92,427	86,109	93,513
Other liabilities	913	913	785

Total liabilities	497,044	560,771	528,327

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,277,777; 24,243,438 and 24,209,938 shares issued, respectively	24	24	24
Capital paid-in excess of par value	437,811	435,150	433,377
Treasury stock, at cost 5,420,210; 5,420,210 and 5,420,210 shares, respectively	(186,637)	(186,637)	(186,637)
Accumulated other comprehensive income	19,799	10,804	8,965
Retained earnings	294,514	254,939	268,144

Total shareholders’ equity	565,511	514,280	523,873

Total liabilities and shareholders’ equity	$1,062,555	$1,075,051	$1,052,200

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Nine Months Ended
	January 23, 2010	(As Adjusted)* January 24, 2009
Cash flows from operating activities:
Net income	$39,575	$40,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	19,882	18,196
Amortization of development costs	4,191	4,593
Loss from unconsolidated affiliate	241	—
Amortization of debt fees and other	1,642	1,529
Share-based compensation expense	3,033	3,192
Deferred taxes	6,071	6,860
Loss (gain) on disposal of property, equipment and other	275	484
Non-cash convertible debt deferred financing costs	9,696	8,932
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Change in amounts sold under receivables securitization, net	—	(3,000)
Accounts receivable	8,773	13,318
Inventories	23,277	16,800
Deferred catalog costs	4,918	(4,590)
Prepaid expenses and other current assets	5,903	11,259
Accounts payable	(32,400)	(18,260)
Accrued liabilities	5,248	4,488

Net cash provided by operating activities	100,325	104,135

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(11,700)	—
Additions to property, plant and equipment	(8,494)	(7,730)
Proceeds from disposal of discontinued operations	800	2,485
Investment in product development costs	(6,679)	(6,152)
Proceeds from disposal of property, plant and equipment	2,083	192
Investment in non-controlling interest	(2,226)	—

Net cash used in investing activities	(26,216)	(11,205)

Cash flows from financing activities:
Proceeds from bank borrowings	304,400	533,800
Repayment of debt and capital leases	(356,803)	(618,467)
Purchase of treasury stock	—	(15,250)
Payment of debt fees and other	(238)	—
Proceeds from exercise of stock options	120	2,692
Excess income tax benefit from exercise of stock options	—	1,519

Net cash used in financing activities	(52,521)	(95,706)

Net increase in cash and cash equivalents	21,588	(2,776)
Cash and cash equivalents, beginning of period	1,871	4,034

Cash and cash equivalents, end of period	$23,459	$1,258

Free cash flow reconciliation:
Net cash used in operating activities	$100,325	$104,135
Additions to property and equipment	(8,494)	(7,730)
Investment in development costs	(6,679)	(6,152)
Proceeds from disposal of property and equipment	2,083	192
Net accounts receivable securitization facility activity	—	3,000

Free cash flow	$87,235	$93,445

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

3rd Quarter, Fiscal 2010

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD
					% of Revenues
	3Q10-QTD	3Q09-QTD	Change $	Change %	3Q10-QTD	3Q09-QTD
Revenues
Educational Resources	$81,984	$96,698	$(14,714)	-15.2%	79.5%	79.4%
Publishing	21,007	24,948	(3,941)	-15.8%	20.4%	20.5%
Corporate and Interco Elims	135	64	71		0.1%	0.1%

Total Revenues	$103,126	$121,710	$(18,584)	-15.3%	100.0%	100.0%

					% of Gross Profit
	3Q10-QTD	3Q09-QTD	Change $	Change %	3Q10-QTD	3Q09-QTD
Gross Profit
Educational Resources	$30,044	$33,133	$(3,089)	-9.3%	70.8%	76.5%
Publishing	11,884	9,561	2,323	24.3%	28.0%	22.1%
Corporate and Interco Elims	490	605	(115)		1.2%	1.4%

Total Gross Profit	$42,418	$43,299	$(881)	-2.0%	100.0%	100.0%

Segment Gross Margin Summary-QTD
	3Q10-QTD	3Q09-QTD
Gross Margin
Educational Resources	36.6%	34.3%
Publishing	56.6%	38.3%
Total Gross Margin	41.1%	35.6%

Segment Revenues and Gross Profit/Margin Analysis-YTD
					% of Revenue
	3Q10-YTD	3Q09-YTD	Change $	Change %	3Q10-YTD	3Q09-YTD
Revenues
Educational Resources	$546,791	$615,234	$(68,443)	-11.1%	70.1%	69.1%
Publishing	233,573	275,865	(42,292)	-15.3%	30.0%	31.0%
Corporate and Interco Elims	(725)	(289)	(436)		-0.1%	-0.1%

Total Revenues	$779,639	$890,810	$(111,171)	-12.5%	100.0%	100.0%

					% of Gross Profit
	3Q10-YTD	3Q09-YTD	Change $	Change %	3Q10-YTD	3Q09-YTD
Gross Profit
Educational Resources	$195,536	$210,398	$(14,862)	-7.1%	59.6%	57.4%
Publishing	130,944	153,650	(22,706)	-14.8%	39.9%	41.9%
Corporate and Interco Elims	1,834	2,370	(536)		0.5%	0.7%

Total Gross Profit	$328,314	$366,418	$(38,104)	-10.4%	100.0%	100.0%

Segment Gross Margin Summary-YTD
	3Q10-YTD	3Q09-YTD
Gross Margin
Educational Resources	35.8%	34.2%
Publishing	56.1%	55.7%
Total Gross Margin	42.1%	41.1%